Delaware	Page 1

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “THIRD LAKE PARTNERS ALTERNATIVE YIELD STRATEGY FUND”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF MARCH, A.D. 2026, AT 4:19 O’CLOCK P.M.

Charuni Patibanda-Sanchez, Secretary of State

10561367 8100 SR# 20261395884	Authentication: 203470916 Date: 03-26-26

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE of DELAWARE CERTIFICATE of TRUST

This Certificate of Trust (this “Certificate”), executed by the undersigned Trustee, is filed in accordance with the provisions of the Treatment of Delaware Statutory Trusts (12 Del. Code Ann. Tit. 12 Section 3801 et seq.) (the “Act”) and sets forth the following:

1.	The name of the trust is: Third Lake Partners Alternative Yield Strategy Fund (the “Trust”).

2.	The address of its registered office in the State of Delaware is:

Corporation Trust Center
1209 Orange Street

Wilmington, New Castle County, Delaware 19801.

The name of its registered agent at such address is: The Corporation Trust Company.

3.	The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.	Notice is hereby given that the Trust shall consist of one or more series. Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

5.	This Certificate is effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the sole Trustee of Third Lake Partners Alternative Yield Strategy Fund, has executed this Certificate on this 25th day of March, 2026.

/s/ Terrence O. Davis
Terrence O. Davis
Sole Trustee

State of Delaware Secretary of State Division of Corporations Delivered 04:19 PM 03/25/2026 FILED 04:19 PM 03/25/2026 SR 20261395884 - File Number 10561367